                                   ---------------------------------------------
                                   Filed in the Office of the Secretary of State
                                            of the State of California
                                                November 10, 1997
                                   ---------------------------------------------
                                          Bill Jones, Secretary of State


                   CERTIFICATE OF AMENDMENT AND RESTATEMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                            MISSION WEST PROPERTIES


The undersigned certify that:

1. They are the president and the secretary, respectively, of Mission West Properties, a California corporation.

2. The Articles of Incorporation, as amended, of this corporation shall be amended and restated in their entirety to read as set forth in EXHIBIT A attached hereto.

3. The attached Amended and Restated Articles of Incorporation have been duly approved by the board of directors.

4. The attached Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with
    Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 7,533,121. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.


We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: November 10, 1997


                                            /s/ Carl E. Berg
                                            ---------------------------
                                            Carl E. Berg, President


                                            /s/ Michael L. Knapp
                                            ---------------------------
                                            Michael L. Knapp, Secretary
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                                                                   [SEAL]

                                                               -OFFICE OF THE
                                                             SECRETARY OF STATE-

                                    EXHIBIT A

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            MISSION WEST PROPERTIES


ARTICLE 1.  The name of this corporation is "Mission West Properties."

ARTICLE 2. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3. This corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000) and the total number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000).

            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is hereby authorized, within the limits and restrictions stated in these Amended and Restated Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits stated herein or in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series and the designation thereof, to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            On the effective date of these Amended and Restated Articles of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-thirty without any further action on the part of the holders thereof or this corporation (the "Reserve Split"). No fractional shares shall be issued as a result of the Reverse Split unless such action would result in the cancellation of more than ten percent (10%) of the outstanding shares of Common Stock. This corporation will pay cash for all fractional shares in an amount equal to a price per share of Fifteen Cents ($0.15) prior to the combination.

ARTICLE 4. To the fullest extent permissible under the General Corporation Law of California, this corporation is authorized to issue debt securities convertible into other debt securities or into shares of the corporation within such time and upon the happening of one or more specified events and upon such terms and conditions as are fixed by the Board of Directors.

ARTICLE 5. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under the laws of California.

            (a) Whether by bylaw, agreement or otherwise, the agents of this corporation may be provided indemnity by this corporation in excess of the indemnity expressly permitted by Section 317 of the California Corporations Code for those agents of this corporation for breach of duty to this corporation and its stockholders provided, however, that an agent may not be indemnified for any acts or omissions or transactions from which a director may not be relieved of liability pursuant to this Article or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

            (b) As used in this Article the term "agents" includes any person who is or was a director, officer, employee or other agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was the predecessor corporation of this corporation or of another enterprise at the request of such predecessor corporation.